Exhibit 99.2

First Lien Loan Program LLC (FLLP)

Consolidated Financial Statements

December 31, 2017

(With Independent Auditors’ Report Thereon)

First Lien Loan Program LLC

Table of Contents

PAGE
Independent Auditors’ Report	1
Consolidated Financial Statements:
Consolidated Statements of Assets and Liabilities as of December 31, 2017 and December 31, 2016	2

Consolidated Statements of Operations for the years ended December 31, 2017 and December 31, 2016 and for the period February 13, 2015 (commencement of operations) through December 31, 2015	3

Consolidated Statements of Changes in Net Assets for the years ended December 31, 2017 and December 31, 2016 and for the period February 13, 2015 (commencement of operations) through December 31, 2015	4

Consolidated Statements of Cash Flows for the years ended December 31, 2017 and December 31, 2016 and for the period February 13, 2015 (commencement of operations) through December 31, 2015	5

Consolidated Schedule of Investments as of December 31, 2017	6

Consolidated Schedule of Investments as of December 31, 2016	7

Notes to Consolidated Financial Statements	8

Independent Auditors’ Report

The Members

First Lien Loan Program LLC:

We have audited the accompanying consolidated financial statements of First Lien Loan Program LLC, which comprise the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in net assets, and cash flows for the years ended December 31, 2017 and 2016 and for the period February 13, 2015 (commencement of operations) through December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Lien Loan Program LLC as of December 31, 2017 and 2016, and the results of its operations, changes in its net assets and its cash flows for the years ended December 31, 2017 and 2016 and for the period February 13, 2015 (commencement of operations) through December 31, 2015 in accordance with U.S. generally accepted accounting principles.

February 22, 2018

KPMG LLP is a Delaware limited liability partnership

the U.S. member firm of KPMG network of independent member firms affiliated with KPMG International

Cooperative (“KPMG International”), a Swiss entity.

First Lien Loan Program LLC

Consolidated Statements of Assets and Liabilities

	December 31, 2017	December 31, 2016
Assets
Investments, at fair value (cost: $114,878,517 and $118,227,882, respectively)	$114,067,982	$117,286,663
Cash	3,327,977	4,361,739
Interest receivable	468,669	503,512
Receivable for investments sold	3,926,778	72,776

Total Assets	121,791,406	122,224,690

Liabilities
Credit facility payable (see notes 4 and 5)	78,643,789	75,941,108
Distributions payable	1,180,192	981,457
Service fees payable (see note 3)	19,808	18,546
Interest payable and other credit facility related expenses (see note 5)	842,852	707,583
Other liabilities and accrued expenses	150,180	221,689

Total Liabilities	80,836,821	77,870,383

Net Assets	$40,954,585	$44,354,307

Net Assets Consist of:
Paid-in capital	$42,810,815	$47,070,815
Distributions in excess of net investment income	(1,185,961)	(1,834,593)
Accumulated net realized gain	140,266	59,304
Net unrealized depreciation on investments	(810,535)	(941,219)

Total Net Assets	$40,954,585	$44,354,307

Net Assets Attributable to Solar Senior Capital Ltd.	$35,835,262	$38,810,019
Net Assets Attributable to Voya Financial	5,119,323	5,544,288

Total Net Assets	$40,954,585	$44,354,307

See notes to consolidated financial statements.

First Lien Loan Program LLC

Consolidated Statements of Operations

	For the year ended December 31, 2017	For the year ended December 31, 2016	For the period February 13, 2015 (commencement of operations) through December 31, 2015
Investment Income
Interest	$8,431,136	$6,343,892	$3,115,055

Expenses
Service fees (see note 3)	79,123	65,516	31,665
Costs related to establishing and amending the credit facility *	—	836,273	1,316,593
Interest and other credit facility related expenses (see note 5)	3,043,308	2,239,797	910,573
Other general and administrative expenses	110,630	179,002	142,000

Total expenses	3,233,061	3,320,588	2,400,831

Net Investment Income	5,198,075	3,023,304	714,224

Realized and Unrealized Gain (Loss) on Investments
Net realized gain on investments	80,962	59,304	—
Net change in unrealized gain (loss) on investments	130,684	65,459	(1,006,678)

Net Realized and Unrealized Gain (Loss) on Investments	211,646	124,763	(1,006,678)

Net Increase (Decrease) in Net Assets Resulting From Operations	$5,409,721	$3,148,067	$(292,454)

*	First Lien Loan Program LLC made an irrevocable election to apply the fair value option of accounting to its secured revolving Credit Facility (the “FLLP Facility”) in accordance with ASC 825-10. As such, all expenses related to the establishment of and amendment to the FLLP Facility were expensed in the periods incurred.

See notes to consolidated financial statements.

First Lien Loan Program LLC

Consolidated Statements of Changes in Net Assets

	For the year ended December 31, 2017	For the year ended December 31, 2016	For the period February 13, 2015 (commencement of operations) through December 31, 2015
Increase (Decrease) in Net Assets Resulting From Operations:
Net investment income	$5,198,075	$3,023,304	$714,224
Net realized gain on investments	80,962	59,304	—
Net change in unrealized gain (loss) on investments	130,684	65,459	(1,006,678)

Net increase (decrease) in net assets resulting from operations	5,409,721	3,148,067	(292,454)

Capital Transactions:
Proceeds received from members	3,240,000	13,260,572	33,810,243
Capital returned to members	(7,500,000)	—	—
Distributions of income to members	(4,549,443)	(3,589,629)	(1,982,492)

Net increase (decrease) in net assets resulting from capital transactions	(8,809,443)	9,670,943	31,827,751

Net increase (decrease) in net assets	(3,399,722)	12,819,010	31,535,297

Net assets at beginning of period	44,354,307	31,535,297	—

Net assets at end of period	$40,954,585	$44,354,307	$31,535,297

See notes to consolidated financial statements.

First Lien Loan Program LLC

Consolidated Statements of Cash Flows

			For the period
	For the year ended December 31, 2017	For the year ended December 31, 2016	February 13, 2015 (commencement of operations) through December 31, 2015
Cash Flows From Operating Activities:
Net increase (decrease) in net assets resulting from operations	$5,409,721	$3,148,067	$(292,454)
Adjustment to reconcile net increase (decrease) in net assets resulting from operations:
Net realized gain on investments	(80,962)	(59,304)	—
Net change in unrealized (gain) loss on investments	(130,684)	(65,459)	1,006,678
(Increase) decrease in operating assets:
Purchase of investments	(25,938,705)	(66,897,357)	(46,808,496)
Proceeds from disposition of investments	29,472,121	24,153,063	968,175
Capitalization of payment-in-kind interest	(103,089)	—	—
Interest receivable	34,843	(28,372)	(475,140)
Receivable for investments sold	(3,854,002)	(42,776)	(30,000)
Increase (decrease) in operating liabilities:
Service fees payable	1,262	6,178	12,368
Interest payable and other credit facility related expenses	135,269	307,015	400,568
Other liabilities and accrued expenses	(71,509)	121,023	100,666

Net Cash Provided by (Used in) Operating Activities	4,874,265	(39,357,922)	(45,117,635)

Cash Flows From Financing Activities:
Proceeds from borrowings	21,532,383	46,096,600	43,997,500
Repayment of borrowings	(18,829,702)	(14,152,992)	—
Proceeds received from members	3,240,000	13,260,572	4,226,280
Capital returned to members	(7,500,000)	—	—
Cash distributions of income paid	(4,350,708)	(3,350,089)	(1,240,575)

Net Cash Provided by (Used in) Financing Activities	(5,908,027)	41,854,091	46,983,205

Net Increase (Decrease) In Cash	(1,033,762)	2,496,169	1,865,570
Cash—Beginning of Period	4,361,739	1,865,570	—

Cash—End of Period	$3,327,977	$4,361,739	$1,865,570

Non-cash operating and financing activities–During the period February 13, 2015 through December 31, 2015 $29,583,963 of investments were transferred from Solar Senior Capital Ltd. to First Lien Loan Program LLC.

See notes to consolidated financial statements.

First Lien Loan Program LLC

Consolidated Schedule of Investments

December 31, 2017

Description	Industry	Interest Rate	Maturity Date	Par Amount	Cost	Fair Value
Investments*
Bank Debt/Senior Secured Loans–278.5%
1A Smart Start LLC	Electronic Equipment, Instruments & Components	6.44%	02/21/22	7,840,000	7,786,587	7,820,400
Alera Group Intermediate Holdings, Inc.	Insurance	6.85%	12/30/22	4,278,542	4,240,850	4,257,149
Anesthesia Consulting & Management, LP	Health Care Providers & Services	7.94%	10/31/22	4,530,208	4,492,624	4,258,396
Capstone Logistics Acquisition, Inc.	Professional Services	6.07%	10/07/21	5,284,336	5,251,544	5,231,493
Confie Seguros Holding II Co.	Insurance	6.73%	04/19/22	5,445,000	5,400,864	5,449,792
Edgewood Partners Holdings, LLC (Epic)	Insurance	6.14%	09/08/24	4,466,667	4,447,508	4,444,333
Empower Payments Acquisition, Inc. (RevSpring)	Professional Services	7.19%	11/30/23	4,578,750	4,498,527	4,578,750
Falmouth Group Holdings Corp. (AMPAC)	Chemicals	8.44%	12/14/21	5,018,335	5,018,335	5,018,335
Island Medical Management Holdings, LLC	Health Care Providers & Services	7.00%	09/01/22	4,569,521	4,528,438	4,432,435
Kellermeyer Bergensons Services, LLC (KBS)	Commercial Services & Supplies	6.48%	10/29/21	4,414,744	4,381,231	4,414,744
Metamorph US 3, LLC (Metalogix)	Software	9.07%	12/01/20	3,976,292	3,922,308	2,902,693
Ministry Brands, LLC	Software	6.38%	12/02/22	4,818,039	4,777,077	4,818,039
National Spine and Pain Centers, LLC	Health Care Providers & Services	6.19%	06/02/24	2,985,000	2,971,060	2,962,612
Pet Holdings ULC & Pet Supermarket, Inc.	Specialty Retail	6.84%	07/05/22	5,111,278	5,049,799	5,085,722
PSP Group, LLC (Pet Supplies Plus)	Specialty Retail	6.32%	04/06/21	5,298,409	5,269,420	5,298,409
QBS Holding Company, Inc. (Quorum)	Software	6.13%	08/07/21	3,262,764	3,242,833	3,238,294
Salient Partners, L.P.	Asset Management	9.85%	06/09/21	4,805,625	4,744,746	4,805,625
Sarnova HC, LLC	Trading Companies & Distributors	6.32%	01/28/22	4,912,500	4,877,203	4,912,500
Suburban Broadband, LLC (Jab Wireless, Inc.)	Wireless Telecommunication Services	8.19%	03/26/19	8,066,675	8,006,893	8,066,675
Telular Corporation	Wireless Telecommunication Services	5.94%	06/24/19	5,742,597	5,728,802	5,728,241
The Hilb Group, LLC & Gencorp Insurance Group, Inc.	Insurance	6.44%	06/24/21	4,519,177	4,459,286	4,519,177
VT Buyer Acquisition Corp. (Veritext)	Professional Services	6.44%	01/29/22	5,926,300	5,900,816	5,896,668
Wirb-Copernicus Group, Inc.	Professional Services	6.69%	08/15/22	5,927,500	5,881,766	5,927,500

Total Investments—278.5%					$114,878,517	$114,067,982
Liabilities in Excess of Other Assets—(178.5%)						(73,113,397)

Net Assets–100.0%						$40,954,585

*	All investments are in companies domiciled in the United States.

See notes to consolidated financial statements.

First Lien Loan Program LLC

Consolidated Schedule of Investments

December 31, 2016

Description	Industry	Interest Rate	Maturity Date	Par Amount	Cost	Fair Value
Investments*
Bank Debt/Senior Secured Loans–264.4%
1A Smart Start LLC	Electronic Equipment, Instruments & Components	5.75%	02/21/22	7,920,000	7,854,863	7,920,000
Alera Group Intermediate Holdings, Inc.	Insurance	6.50%	12/30/22	3,456,075	3,421,541	3,421,515
Anesthesia Consulting & Management, LP	Health Care Providers & Services	6.00%	10/31/22	5,000,000	4,951,167	4,950,000
Capstone Logistics Acquisition, Inc.	Professional Services	5.50%	10/07/21	5,361,461	5,320,487	5,307,847
CIBT Holdings, Inc.	Professional Services	6.25%	06/28/22	2,620,324	2,595,900	2,594,121
Confie Seguros Holding II Co.	Insurance	5.75%	04/19/22	5,500,000	5,446,578	5,537,125
DB Datacenter Holdings, Inc.	IT Services	5.75%	07/13/21	5,500,000	5,450,203	5,417,500
Empower Payments Acquisition, Inc. (RevSpring)	Professional Services	6.50%	11/30/23	4,625,000	4,533,205	4,532,500
Falmouth Group Holdings Corp. (AMPAC)	Chemicals	7.75%	12/14/21	5,486,146	5,486,146	5,486,146
Kellermeyer Bergensons Services, LLC (KBS)	Commercial Services & Supplies	6.00%	10/29/21	2,437,650	2,419,100	2,388,897
Medrisk, LLC	Health Care Providers & Services	6.25%	03/01/23	3,970,000	3,934,098	3,970,000
Metamorph US 3, LLC (Metalogix)	Software	7.50%	12/01/20	4,000,000	3,927,626	2,860,000
Ministry Brands, LLC	Software	6.00%	12/02/22	2,746,333	2,719,179	2,718,870
Pearl Merger Sub, LLC (PetVet)	Health Care Facilities	5.75%	12/17/20	5,390,000	5,312,794	5,329,363
Pet Holdings ULC & Pet Supermarket, Inc.	Specialty Retail	6.50%	07/05/22	4,537,500	4,474,013	4,480,781
PSP Group, LLC (Pet Supplies Plus)	Specialty Retail	5.75%	04/06/21	5,353,409	5,315,176	5,326,642
QBS Holding Company, Inc. (Quorum)	Software	5.75%	08/07/21	3,430,000	3,403,974	3,292,800
Salient Partners, L.P.	Asset Management	9.50%	06/09/21	5,153,958	5,072,752	5,025,109
Sarnova HC, LLC	Trading Companies & Distributors	5.75%	01/28/22	4,962,500	4,919,324	4,962,500
Suburban Broadband, LLC (Jab Wireless, Inc.)	Wireless Telecommunication Services	5.50%	03/26/19	8,167,500	8,060,205	8,085,825
Telular Corporation	Wireless Telecommunication Services	5.50%	06/24/19	5,063,297	5,046,749	5,050,638
The Hilb Group, LLC & Gencorp Insurance Group, Inc.	Insurance	6.00%	06/24/21	3,814,008	3,747,167	3,775,868
Tronair Parent Inc.	Aerospace and Defense	5.75%	09/08/23	4,987,500	4,938,522	4,962,563
VT Buyer Acquisition Corp. (Veritext)	Professional Services	6.00%	01/29/22	4,481,071	4,442,869	4,458,666
Wirb-Copernicus Group, Inc.	Professional Services	6.00%	08/12/22	5,486,250	5,434,244	5,431,387

Total Investments—264.4%					$118,227,882	$117,286,663
Liabilities in Excess of Other Assets—(164.4%)						(72,932,356)

Net Assets–100.0%						$44,354,307

*	All investments are in companies domiciled in the United States.

See notes to consolidated financial statements.

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017

Note 1. Organization

On September 10, 2014, Solar Senior Capital Ltd. (“Solar Senior”) entered into a limited liability company agreement to create First Lien Loan Program LLC (“FLLP”, the “Company”, “we” or “our”) with Voya Investment Management LLC (“Voya”). Solar Senior and Voya have committed to provide $50,750,000 and $7,250,000 respectively, of capital to the Company, which is a joint venture. All portfolio decisions and generally all other decisions in respect of FLLP must be approved by an equal number of representatives of Solar Senior and Voya (with approval from a representative of each required). The Company’s investments involve certain risks, including the risk of loss of a substantial part of a member’s investment under certain circumstances. Solar Senior and Voya (the “Members”) understand that their interest will be highly illiquid and is not suitable for trading. The interest may represent an indirect, leveraged exposure to loans, which may expose the interest to disproportionately large changes in value. The interest will rank behind obligations of the Company to all creditors (secured and unsecured and whether known or unknown) of the Company, including, without limitation, Solar Senior in its capacity as the servicer. On February 13, 2015, FLLP commenced operations.

As of December 31, 2017, Solar Senior and Voya contributed combined equity capital in the amount of $37,459,463 and $5,351,352, respectively. Of the $42,810,815 of contributed equity capital at December 31, 2017, Solar Senior contributed $29,583,963 in the form of investments and $7,875,500 in the form of cash and Voya contributed $5,351,352 in the form of cash. As of December 31, 2016, Solar Senior and Voya contributed combined equity capital in the amount of $41,186,963 and $5,883,852, respectively. Of the $47,070,815 of contributed equity capital at December 31, 2016, Solar Senior contributed $29,583,963 in the form of investments and $11,603,000 in the form of cash and Voya contributed $5,883,852 in the form of cash. As of December 31, 2017, Solar Senior and Voya’s remaining commitments totaled $13,290,537 and $1,898,648 respectively. Solar Senior, along with Voya, controls the funding of FLLP and FLLP may not call the unfunded commitments without approval of both Solar Senior and Voya.

Note 2. Significant Accounting Policies

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”), and include the accounts of the Company and its wholly-owned subsidiary. The Company is an investment company and follows the accounting and reporting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 946. The consolidated financial statements reflect all adjustments and reclassifications which, in the opinion of management, are necessary for the fair presentation of the results of the operations and financial condition for the periods presented. All significant intercompany balances and transactions, if any, have been eliminated.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported periods. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ materially.

In the opinion of management, all adjustments which are of a normal recurring nature considered necessary for the fair presentation of financial statements, have been included.

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

The significant accounting policies consistently followed by the Company are:

(a)	Investment transactions are accounted for on the trade date;

(b)	The Company conducts the valuation of its assets in accordance with GAAP. The Company generally values its assets on a quarterly basis, or more frequently if required. The board of managers of the Company (the “Board”) shall determine the valuation of the assets of the Company considering valuations provided to the Board by Solar Senior. Voya shall have the right to object to Solar Senior’s valuation of the Company’s assets and to hire an independent appraiser or other valuation expert with the requisite experience in valuing investments mutually acceptable to Solar Senior and Voya (the “Members”), which acceptance shall not be unreasonably withheld, at Voya’s expense to determine the value of the applicable asset which is the subject of the objection; provided that any such objection is provided to Solar Senior by Voya in writing within five business days of its receipt. For the fiscal year ended December 31, 2017, there has been no change to the Company’s valuation techniques and the nature of the related inputs considered in the valuation process.

(c)	Gains or losses on investments are calculated by using the specific identification method.

(d)	The Company records interest, adjusted for amortization of premium and accretion of discount, on an accrual basis. Loan origination fees, original issue discount, and market discounts are capitalized and we amortize such amounts into income using the interest method or on a straight-line basis, as applicable. Upon the prepayment of a loan, any unamortized loan origination fees are recorded as interest income. We record call premiums on loans repaid as interest income when we receive such amounts. Capital structuring fees, amendment fees, consent fees, and any other non-recurring fee income as well as management fee and other fee income for services rendered, if any, are recorded as other income when earned.

(e)	The Company is intended to be treated as a partnership for U.S. federal, state and local income tax purposes. As such, the Members of FLLP are individually liable for the taxes, if any, on their share of FLLP’s net income. To the best of our knowledge, we did not have any uncertain tax positions that met the recognition or measurement criteria of ASC 740-10- 25 nor did we have any unrecognized tax benefits as of the periods presented herein.

(f)	Distributions to Members are recorded as of the record date. The amount to be paid out as a distribution is determined by the Dividend Committee of the Company.

(g)	The accounting records of the Company are maintained in U.S. dollars. Any assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies against the U.S. dollar on the date of valuation. The Company will not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations would be included with the net unrealized gain or loss from investments in the Consolidated Statements of Operations. The Company’s investments in foreign securities, if any, may involve certain risks, including without limitation: foreign exchange restrictions, expropriation, taxation or other political, social or economic risks, all of which could affect the market and/or credit risk of the investment. In addition, changes in the relationship of foreign currencies to the U.S. dollar can significantly affect the value of these investments in terms of U.S. dollars and therefore the earnings of the Company.

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

(h)	The Company has made an irrevocable election to apply the fair value option of accounting to its senior secured revolving credit facility (the “FLLP Facility”), in accordance with ASC 825-10.

(i)	Investments that are expected to pay regularly scheduled interest in cash are generally placed on non-accrual status when principal or interest cash payments are past due 30 days or more and/or when it is no longer probable that principal or interest cash payments will be collected. Such non-accrual investments are restored to accrual status if past due principal and interest are paid in cash, and in management’s judgment, are likely to continue timely payment of their remaining principal and interest obligations. Cash interest payments received on such investments may be recognized as income or applied to principal depending on management’s judgment.

(j)	The Company defines cash equivalents as securities that are readily convertible into known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Generally, only securities with a maturity of three months or less would qualify, with limited exceptions. The Company believes that certain U.S. Treasury bills, repurchase agreements and other high-quality, short-term debt securities would qualify as cash equivalents.

Note 3. Agreements and Related Parties

FLLP has a Servicing Agreement with Solar Senior, under which Solar Senior provides services to FLLP. For providing these services, Solar Senior receives a fee from FLLP in the amount of 0.125% per quarter (0.50% per annum) of each Member’s pro rata portion of FLLP’s average total assets in the preceding fiscal quarter. The fee is calculated on a quarterly basis and paid in arrears. To the extent the fee is payable for any period that is less than a full fiscal quarter in length, the fee will be prorated for the number of calendar days in such period. Affiliates of Solar Senior shall not be charged a fee with respect to their interests in FLLP. Additionally, Solar Senior shall be reimbursed for all fees, costs, expenses and other liabilities or obligations borne by Solar Senior on behalf of FLLP. To the extent parties affiliated with Solar Senior participate in a transaction alongside FLLP, any costs related to transactions pursued by FLLP will be allocated for completed or anticipated transactions (to the extent such expenses are not reimbursed) pro rata amongst the Solar Senior-affiliated parties participating in such transaction based upon the amounts funded or anticipated to be funded by each such party.

For the fiscal years ended December 31, 2017 and December 31, 2016 and the period February 13, 2015 through December 31, 2015 the Company recognized $79,123, $65,516 and $31,665, respectively, in fees to Solar Senior.

Note 4. Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

Level 1. Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access.

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

Level 2. Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets;

b)	Quoted prices for identical or similar assets or liabilities in non-active markets;

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability; and

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3. Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s assumptions about what assumptions a market participant would use in pricing the asset or liability.

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3).

Gains and losses for assets and liabilities categorized within the Level 3 table below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).

A review of fair value hierarchy classifications is conducted on an annual basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Such reclassifications are reported as transfers in/out of the appropriate category as of the end of the fiscal year in which the reclassifications occur.

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis, as of December 31, 2017 and December 31, 2016:

Fair Value Measurements

As of December 31, 2017

	Level 1	Level 2	Level 3	Total
Assets:
Bank Debt / Senior Secured Loans	$—	$—	$114,067,982	$114,067,982

Liabilities:
FLLP Facility	$—	$—	$78,643,789	$78,643,789

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

Fair Value Measurements

As of December 31, 2016

	Level 1	Level 2	Level 3	Total
Assets:
Bank Debt / Senior Secured Loans	$—	$—	$117,286,663	$117,286,663

Liabilities:
FLLP Facility	$—	$—	$75,941,108	$75,941,108

The following table provides a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2017, as well as the portion of gains or losses included in income attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2017:

Fair Value Measurements Using Level 3 Inputs

Bank Debt/Senior Secured Loans
Fair value, December 31, 2016	$117,286,663
Total gains or losses included in earnings:
Net realized gain	80,962
Net change in unrealized gain (loss)	130,684
Purchase of investment securities	26,041,794
Proceeds from dispositions of investment securities	(29,472,121)
Transfers in/out of Level 3	—

Fair value, December 31, 2017	$114,067,982

Unrealized gains (losses) for the period relating to those Level 3 assets that were still held by the Company at the end of the period:
Net change in unrealized gain (loss):	$130,684

During the year ended December 31, 2017, there were no transfers between levels.

The following table shows a reconciliation of the beginning and ending balances for fair valued liabilities measured using significant unobservable inputs (Level 3) for the year ended December 31, 2017:

Beginning fair value at December 31, 2016	$75,941,108
Borrowings	21,532,383
Repayments	(18,829,702)
Transfers in/out of Level 3	—

Ending fair value at December 31, 2017	$78,643,789

The Company has made an irrevocable election to apply the fair value option of accounting to the FLLP Facility, in accordance with ASC 825-10. On December 31, 2017, there were borrowings of $78,643,789 on the FLLP Facility. For the year ended December 31, 2017, the FLLP Facility had no net change in unrealized (appreciation) depreciation.

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

The following table provides a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2016, as well as the portion of gains or losses included in income attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2016:

Fair Value Measurements Using Level 3 Inputs

Bank Debt/Senior Secured Loans
Fair value, December 31, 2015	$74,417,606
Total gains or losses included in earnings:
Net realized gain	59,304
Net change in unrealized gain (loss)	65,459
Purchase of investment securities	66,897,357
Proceeds from dispositions of investment securities	(24,153,063)
Transfers in/out of Level 3	—

Fair value, December 31, 2016	$117,286,663

Unrealized gains (losses) for the period relating to those Level 3 assets that were still held by the Company at the end of the period:
Net change in unrealized gain (loss):	$65,459

During the year ended December 31, 2016, there were no transfers between levels.

The following table shows a reconciliation of the beginning and ending balances for fair valued liabilities measured using significant unobservable inputs (Level 3) for the year ended December 31, 2016:

Beginning fair value at December 31, 2015	$43,997,500
Borrowings	46,096,600
Repayments	(14,152,992)
Transfers in/out of Level 3	—

Ending fair value at December 31, 2016	$75,941,108

The Company has made an irrevocable election to apply the fair value option of accounting to the FLLP Facility, in accordance with ASC 825-10. On December 31, 2016, there were borrowings of $75,941,108 on the FLLP Facility. For the year ended December 31, 2016, the FLLP Facility had no net change in unrealized (appreciation) depreciation.

Quantitative Information about Level 3 Fair Value Measurements

The Company typically determines the fair value of its performing debt investments utilizing a yield analysis. In a yield analysis, a price is ascribed for each investment based upon an assessment of current and expected market yields for similar investments and risk profiles. Additional consideration is given to current contractual interest rates, relative maturities and other key terms and risks associated with an investment. Among other factors, a significant determinant of risk is the amount of leverage used by the portfolio company relative to the total enterprise value of the company, and the rights and remedies of our investment within each portfolio company.

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

Significant unobservable quantitative inputs typically used in the fair value measurement of the Company’s Level 3 assets and liabilities primarily reflect current market yields, including indices, and readily available quotes from brokers, dealers, and pricing services as indicated by comparable assets and liabilities, as well as enterprise values, returns on equity and earnings before income taxes, depreciation and amortization (“EBITDA”) multiples of similar companies, and comparable market transactions for equity securities.

Quantitative information about the Company’s Level 3 asset and liability fair value measurements as of December 31, 2017 is summarized in the table below:

	Asset or Liability	Fair Value at December 31, 2017	Principal Valuation Technique/Methodology	Unobservable Input	Range (Weighted Average)
Bank Debt /Senior Secured Loans	Asset	$114,067,982	Yield Analysis	Market Yield	6.2% – 21.6% (7.6%)

FLLP Facility	Liability	$78,643,789	Yield Analysis	Market Yield	L+1.4% – L+4.8% (L+2.5%)

Significant increases or decreases in any of the above unobservable inputs in isolation, including unobservable inputs used in deriving bid-ask spreads, if applicable, would result in a significantly lower or higher fair value measurement for such assets and liabilities.

Quantitative information about the Company’s Level 3 asset and liability fair value measurements as of December 31, 2016 is summarized in the table below:

	Asset or Liability	Fair Value at December 31, 2016	Principal Valuation Technique/Methodology	Unobservable Input	Range (Weighted Average)
Bank Debt / Senior Secured Loans	Asset	$117,286,663	Yield Analysis	Market Yield	5.7% –18.2% (6.7%)

FLLP Facility	Liability	$75,941,108	Yield Analysis	Market Yield	L+1.4% – L+4.8% (L+2.5%)

Significant increases or decreases in any of the above unobservable inputs in isolation, including unobservable inputs used in deriving bid-ask spreads, if applicable, would result in a significantly lower or higher fair value measurement for such assets and liabilities.

Note 5. Debt

FLLP Facility—On February 13, 2015, FLLP as transferor and FLLP 2015-1, LLC, a newly formed wholly-owned subsidiary of FLLP, as borrower entered into the FLLP Facility with Wells Fargo Bank, N.A. acting as administrative agent. Solar Senior acts as servicer under the FLLP Facility. The FLLP Facility was originally scheduled to mature on February 13, 2020. On August 15, 2016, the FLLP Facility was amended, expanding commitments to $100,000,000 and extending the maturity date to August 16, 2021. The FLLP Facility generally bears interest at a rate of LIBOR plus a range of 2.25%-2.50%. FLLP and FLLP 2015-1, LLC, as applicable, have made certain customary representations and warranties, and are required to comply with various covenants, including leverage restrictions, reporting requirements and other customary requirements for similar credit

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

facilities. The FLLP Facility also includes usual and customary events of default for credit facilities of this nature. There were $78,643,789 and $75,941,108 of borrowings outstanding as of December 31, 2017 and December 31, 2016, respectively.

The Company has made an irrevocable election to apply the fair value option of accounting to the FLLP Facility, in accordance with ASC 825-10. During the year ended December 31, 2016, the Company recognized $836,273 in expenses related to the amendment of the FLLP Facility. During the period February 13, 2015 through December 31, 2015, the Company recognized $1,316,593 in expenses for the establishment of the five year facility. We believe accounting for the FLLP Facility at fair value better aligns the measurement methodologies of assets and liabilities, which may mitigate certain earnings volatility. ASC 825-10 requires entities to display the fair value of the selected assets and liabilities on the face of the Consolidated Statement of Assets and Liabilities and changes in fair value of the FLLP Facility are reported in the Consolidated Statement of Operations.

The average annualized interest cost for all borrowings for the year ended December 31, 2017 and the year ended December 31, 2016 was 3.63% and 3.16%, respectively. These costs are exclusive of other credit facility expenses such as unused fees and fees paid to the back-up servicer, if any. The maximum amount borrowed on the FLLP Facility during the year ended December 31, 2017 and the year ended December 31, 2016 was $81,117,887 and $81,441,108, respectively.

Note 6. Financial Highlights

	For the year ended December 31, 2017	For the year ended December 31, 2016	For the period February 13, 2015 (commencement of operations) through December 31, 2015
Ratios and Supplemental Data*:
Total investment return(1)	11.9%	8.8%	(0.9%)

Net assets, beginning of period	$44,354,307	$31,535,297	$—
Net assets, end of period	$40,954,585	$44,354,307	$31,535,297
Average net assets	$43,026,219	$33,665,453	$32,392,708
Ratio of net investment income to average net assets (a)	12.08%	11.46%**	7.11%**

Ratio of expenses to average net assets (a):
Service fees	0.18%	0.19%	0.11%
Interest and other credit facility related expenses	7.07%	6.66%**	3.19%**
Other general and administrative expenses	0.26%	0.53%	0.50%

Total expenses	7.51%	7.38%**	3.80%**

Total contributed capital to committed capital	73.8%	81.2%	58.3%

(a)	Annualized for periods less than one year.
*	Ratios are calculated for the members taken as a whole; an individual member’s ratios may vary from these ratios.
**	Ratios exclude the non-recurring expenses related to the amendment of the FLLP Facility in the year ended December 31, 2016 and the establishment of the FLLP Facility in the period ended December 31, 2015, totaling $836,273 and $1,316,593, respectively, or 2.48% and 4.06% of average net assets on an unannualized basis, respectively.
(1)	Total investment return reflects the weighted average return on invested capital for the period shown.

FIRST LIEN LOAN PROGRAM LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2017

Note 7. Commitments and Contingencies

As of December 31, 2017 and December 31, 2016, the Company had unfunded debt commitments to various delayed draw term loans totaling $2,980,326 and $4,094,593, respectively.

	December 31, 2017	December 31, 2016
Alera Group Intermediate Holdings, Inc.	$1,694,766	$1,543,925
Edgewood Partners Holdings, LLC	533,333	—
The Hilb Group, LLC & Gencorp Insurance Group, Inc.	331,884	—
Ministry Brands, LLC. .	213,576	753,666
Pet Holdings ULC & Pet Supermarket, Inc.	206,767	827,068
VT Buyer Acquisition Corp.	—	485,714
CIBT Holdings, Inc.	—	484,220

Total Commitments	$2,980,326	$4,094,593

As of December 31, 2017 and December 31, 2016, the Company had sufficient cash, uncalled equity and debt capital and/or liquid securities available to fund its commitments.

Note 8. Subsequent Events

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through the date the consolidated financial statements were issued. There were no subsequent events warranting disclosure. These consolidated financial statements were approved by management and available for issuance on February 22, 2018.